Exhibit 99.1
Sparton Corporation Announces Changes to Its
Pension and 401(k) Plans
JACKSON, Mich. — Feb. 16, 2009 — Sparton Corporation (NYSE: SPA) today announced that it will freeze participation in and benefits accruals under its pension plan, and suspend employer matching contributions to its 401(k) effective April 1, 2009.
“We have taken these actions as necessary, additional steps in the Company’s return to profitability,” said Cary Wood, CEO. “As many companies are doing during these difficult times, we are reviewing all avenues to reduce costs and stabilize our financial resources. We, therefore, made this decision after a significant amount of discussion. Our intention is to resume participation as appropriate as soon as it is financially prudent to do so.”
For additional information regarding the Company’s transformation, visit http://www.sparton.com to view “A Letter From CEO Cary B. Wood.”
About Sparton Corporation
Sparton Corporation (NYSE:SPA) now in its 109th year, is a broad-based provider of electronics to technology-driven companies in diverse markets. The Company provides its customers with sophisticated electronic and electromechanical products through prime contracts and through contract design and manufacturing services. Headquartered in Jackson, Michigan, Sparton has six manufacturing locations worldwide. The Company’s Web site may be accessed at http://www.sparton.com.
Safe Harbor and Fair Disclosure Statement
Safe Harbor statement under the Private Securities Litigation Reform Act of 1995: To the extent any statements made in this release contain information that is not historical, these statements are essentially forward-looking and are subject to risks and uncertainties, including the difficulty of predicting future results, the regulatory environment, fluctuations in operating results and other risks detailed from time to time in the Company’s filings with the Securities and Exchange Commission (SEC). The matters discussed in this press release may also involve risks and uncertainties concerning Sparton’s services described in Sparton’s filings with the SEC. In particular, see the risk factors described in the Company’s most recent Form 10K and Form 10Q. Sparton assumes no obligation to update the forward-looking information contained in this press release.
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